Exhibit 99.1

NEWS RELEASE

November 25, 2008	OTC BB: DPDW

DEEP DOWN RECIEVES $11.1 MILLION DELBA III BUOYANCY CONTRACT

HOUSTON, TX – November 25, 2008 – Deep Down, Inc. (OTCBB: DPDW) today announced that it has received an executed $11.1 million contract from Delba Drilling International Coöperatie U.A. to supply and install the deepwater marine drilling riser flotation system for the new-build Delba III semisubmersible drilling rig.

The original letter of intent, initially estimated at $9 million, was received May 23, 2008. The increase in the value of the contract is reflective of engineering changes to satisfy additional lift requirements.  The Delba III semisubmersible drilling rig is rated to drill in 2,400 meters of water and is readily upgradeable to 2,700 meters.  The Delba III has long-term contracts to drill in Brazilian waters.  The rig set of flotation for the Delba III is scheduled to be delivered by early 2010.

The manufacturing requirements under the Delba III contract will be managed by Flotation Technologies, a Deep Down subsidiary.  The installation of the drilling riser flotation system will be managed by Deep Down (Delaware), also a Deep Down subsidiary.

Delba International has secured financing for the construction of the Delba III semisubmersible drilling rig.  Deep Down is now focused on achieving a successful contract execution on the Letter of Intent for the Delba IV semisubmersible drilling rig, which was announced on June 6, 2008.

“Significantly, Delba International recognizes the benefits of our innovative, newly-engineered deepwater flotation system which provides greater durability at even greater depths,” commented Ronald E. Smith, Deep Down’s president and chief executive officer. “This innovation is embodied in our patent-pending CoreTec™ drilling riser buoyancy modules, a product of Flotation Technologies, for the offshore drilling industry.  The CoreTec™ drilling riser buoyancy modules provide a more durable, longer lasting, and cost effective buoyancy solution for our customers.”

“We chose Deep Down to satisfy our buoyancy requirements on the Delba III for two principle reasons.  We believe the highly engineered CoreTec™ modules provide a superior and cost-effective solution with its demonstrated durability and longevity at ultra high ocean depths.  A second, and equally important consideration, is Deep Down’s long-standing reputation for providing exemplary installation services of all types of equipment in offshore operations at any depth,” commented Drilmar Monteiro, Delba Drilling International Coöperatie U.A.. “We anticipate continued use of this solution in our Brazilian operations, as we have a significant backlog of rigs all requiring an effective and durable buoyancy solution for deepwater operations.”

About Deep Down, Inc.

Deep Down specializes in the provision of innovative solutions, installation management, engineering services, support services, custom fabrication and storage management services for the offshore subsea control, umbilical, and pipeline industries. The company fabricates component parts of subsea distribution systems and assemblies that specialize in the development of subsea fields and tie backs. These items include umbilicals, flow lines, distribution systems, pipeline terminations, controls, winches, and launch and retrieval systems, among others. Deep Down provides these services from the initial field conception phase, through manufacturing, site integration testing, installation, topside connections, and the final commissioning of a project.

The Company’s ElectroWave subsidiary offers products and services in the fields of electronic monitoring and control systems for the energy, military, and commercial business sectors. ElectroWave designs, manufactures, installs, and commissions integrated PLC and SCADA based instrumentation and control systems, including ballast control and monitoring, drilling instrumentation, vessel management systems, marine advisory systems, machinery plant control and monitoring systems, and closed circuit television systems.

The Company’s Mako subsidiary serves the growing offshore petroleum and marine industries with technical support services, and products vital to offshore petroleum production, through rentals of its remotely operated vehicles (ROV), topside and subsea equipment, and diving support systems used in diving operations, maintenance and repair operations, offshore construction, and environmental/marine surveys.

Flotation Technologies engineers, designs and manufactures deepwater buoyancy systems using high-strength FlotecTM syntactic foam and polyurethane elastomers.  Flotation’s  product offerings include distributed buoyancy for flexible pipes and umbilicals, drilling riser buoyance modules, CoreTecTM drilling riser buoyancy modules, ROVitsTM buoyancy, Hydro-Float mooring buoys, StablemoorTM low-drag ADCP deployment solution, Quick-Loc™ cable floats, HardballTM umbilical floats, Flotec™ cable and pipeline protection, InflexTM polymer bend restrictors, and installation buoyancy of any size and depth rating.

The Company’s strategy is to become a leading provider of products and services to the offshore industry, including shallow, deep and ultra-deep water applications in oil and gas exploration, development and production activities and maritime operations.  Management plans to achieve this strategy through organic growth and strategic acquisitions of complementary businesses with technological advantages in deepwater environments.  Deep Down’s customers include BP Petroleum, Royal Dutch Shell, Exxon Mobil Corporation, Devon Energy Corporation, Chevron Corporation, Anadarko Petroleum Corporation, Marathon Oil Corporation, Kerr-McGee Corporation, Nexen Inc., BHP, Amerada Hess, Helix, Oceaneering International, Inc., Subsea 7, Inc., Transocean Offshore, Diamond Offshore, Marinette Marine Corporation, Acergy, Veolia Environmental Services, Noble Energy Inc., Aker Kvaerner, Cameron, Oil States, Dril-Quip, Inc., Nexans, Cabett, JDR, and Duco, among others.  For further company information, please visit www.deepdowninc.com, www.electrowaveusa.com, www.makotechnologies.com or www.flotec.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information

Steven Haag, Investor Relations
ir@deepdowninc.com
281-862-2201 (O)
281-862-2522 (F)